Exhibit 23.3

CONSENT OF THIRD-PARTY QUALIFIED PERSON

ERM Australia Consultants Pty Ltd (“ERM”), in connection with the Registration Statement on Form F-1 (and any amendments, supplements and/or exhibits thereto, the “Registration Statement”) of IMC Rare Earths Ltd (the “Company”), hereby consents to:

●	The incorporation by reference by the Company and use of the technical report dated March 27, 2026, relating to the Itarantim Project (the “Technical Report “), as referenced in the Registration Statement;

●	The use of and references to ERM’s name, including ERM’s status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission) on the Company’s website, or in connection with the Registration Statement; and

●	Any extracts from or a summary of the Technical Report on the Company’s website and in the Registration Statement and the use of any information derived, summarized, quoted or referenced from the Technical Report, or portions thereof, that was prepared by ERM, that ERM supervised the preparation of and/or that was reviewed and approved by ERM, that is made available on the Company’s website or included in the Registration Statement.

ERM is responsible for authoring, and this consent pertains to, the Technical Report. ERM certifies that it has read the Registration Statement and that it fairly and accurately represents the information in the sections of the Technical Report for which it is responsible.

Dated: August 14, 2026

For and on behalf of ERM Consultants Australia Pty Ltd:

/s/ Graham M. Jeffress
Name:	Graham M. Jeffress
Title:	Partner, Technical Mining Services